Exhibit 3.1

CENTRAL PACIFIC FINANCIAL CORP.

RESTATED ARTICLES OF INCORPORATION

 (as amended by amendment adopted April 26, 2005)

ARTICLE I

The name of this corporation shall be CENTRAL PACIFIC FINANCIAL CORP.

ARTICLE II

The place of the principal office of the Corporation shall be at Honolulu, City and County of Honolulu, State of Hawaii; 50 North King Street, Honolulu, Hawaii 96817, there may be such subordinate or branch offices in such place or places within or without said State as may be deemed necessary or requisite by the Board of Directors to transact the business of the Corporation, which business may be conducted anywhere in the world, with such branch or subordinate offices to be in charge of such person or persons as may be appointed by the Board of Directors.

ARTICLE III

The primary specific purpose for which said Corporation is organized is to own and hold the stocks, bonds, and other securities of other corporation, to receive the dividends, interest, and income thereon, and to distribute the same to stockholders of this Corporation; to acquire, own and hold the stocks, bonds, and other securities and evidences of indebtedness of any corporation, domestic or foreign, and to issue in exchange therefor, its own stocks, the purport and intent of the powers herein defined being that this Corporation is organized primarily for the purpose of owing and holding property; and distributing its avails, and doing such acts as are necessary for the maintenance of its corporate existence and management of its internal affairs.

l.              In addition to the foregoing, the said Corporation is organized for the following purposes, including the transaction of any or all lawful businesses for which corporations may be incorporated pursuant to Chapter 416, Hawaii Revised Statutes, and shall have the following powers:

(a)           Without restrictions or limit as to amount, to buy or otherwise acquire, own, hold, use, improve, develop, subdivide, mortgage, lease or take on lease, sell, convey and in any and every other manner deal in and with and dispose of real estate, buildings and other improvements, hereditaments, easements and appurtenances of every kind in connection therewith, or any estate or interests therein, of any tenure or description, on any terms or conditions, to the fullest extent permitted by law, and also any and all kinds of chattels, goods, wares, merchandise, and agricultural, manufacturing and mercantile products and commodities, and patents, licenses, debentures, securities, stocks, bonds, commercial paper, and other forms of assets, rights and interests and evidences of property or indebtedness, tangible or intangible; to take or hold mortgages for any unpaid balance of the purchase money on any of the lands, buildings or other improvements and properties sold, and to sell, foreclose or otherwise dispose of said mortgages;

(b)           To manufacture, purchase, sell, exchange, export and import and otherwise deal in all kinds of goods, wares and merchandise; to engage in such other business as may be necessary, suitable or proper to the accomplishment of the purposes connected with or relating thereto;

(c)           To acquire any and all rights, permits, privileges and franchises suitable or convenient for the purposes of the Corporation;

(d)           To acquire and carry on all or any part of the business or property and to undertake any liabilities of any person, firm, association, estate, company, or corporation and as the consideration for the same to pay cash, property, and/or to issue any shares of stock and/or obligations of this Corporation;

(e)           To enter into limited or general partnership or into any arrangement for sharing profits, joint adventure, reciprocal considerations or cooperation with any persons, partnerships, or corporations, syndicates, companies, trusts and associations of all kinds carrying on, engaged in, or about to carry on or engage in, any business or transaction which the Corporation is authorized to carry on or engage in, or in which the Corporation shall have directly or indirectly any interest, or any business or transaction capable of being conducted so as directly or indirectly to benefit this Corporation, and to take or otherwise acquire and hold, sell, reissue, or otherwise deal with shares of stock in or securities or obligations of, to advance and lend money, with or without security, and to subsidize or otherwise assist any such company, and to guarantee the principal or interest of any such security obligations, or any dividends upon any such shares of stock, and to discharge and cancel without payment any indebtedness thus arising;

(f)            To purchase and acquire from any of its officers, directors, or stockholders, any property, interests, or shares of stock and other assets belonging to them or any of them which the Board of Directors may deem it advisable to acquire;

(g)           To purchase and acquire shares of the capital stock (of any class), bonds, and other obligations of this Corporation, from time to time, to such extent, in such manner, and upon such terms as its Board of Directors shall determine; and from time to time to accept any such shares, bonds, and obligations as security for, or in payment on accounts, or in satisfaction of, any claims, or demands of this Corporation, and to reissue the same from time to time, upon such terms, prices, and conditions as may be fixed by its Board of Directors or Executive Committee;

(h)           To acquire by purchase, subscription, or otherwise, and to own, hold, sell, negotiate, assign, deal in, exchange, transfer, mortgage, pledge, or otherwise dispose of any shares of the capital stock, script, or any voting trust certificates in respect of the shares of capital stock of, or any bonds, mortgages, securities, or evidence of indebtedness issued or created by, any other corporation, joint stock company, or association, public or private, or of the government of the United States of America, or of any foreign government, or of any state, territory, municipality, or other political subdivision or of any governmental agency; and to issue in exchange therefor, in the manner permitted by law, shares of the capital stock, bonds, or other obligations of the Corporation; and while the holder or owner of any such shares of capital stock, script, voting trust certificates, bonds, mortgages, or other securities or evidence of indebtedness, to possess and exercise in respect thereof any and all rights, powers, and privileges of ownership, including the right to vote thereon;

(i)            To borrow and/or raise money and/or to obtain and maintain credit for any of the purposes of the Corporation, in any amount, even in excess of its capital stock, by the sale or issue of bonds, notes, debentures, collateral trust certificates, or other obligations of any nature, or in any manner, and to secure the same by mortgage or other liens upon any and all of the property, real, personal, or in action, of every description whatsoever, or any portion thereof, of this Corporation, whether at the time owned or thereafter acquired, or to issue bonds, debentures, debenture stock, warrants, notes or other obligations without any security and with the right to subordinate payment of such obligations to other borrowings whether made before, simultaneous with, or after the issue of said obligations; to redeem any debt or other obligation before the same shall fall due, on any terms and at any advance or premium;

(j)            The Corporation, at the time of its organization, or at any time or times thereafter, may purchase or acquire shares, stocks, bonds, debentures, and other securities or obligations, or any property, real, personal, or mixed, from any person or persons, corporation or corporations, who may be promoters, officers, or directors of this Corporation, and each stockholder of this Corporation shall be deemed, by reason of his having become such, to have waived any and all objections to such acquisition of shares, stocks, bonds, debentures, and other securities, obligations, or property, real, personal, or mixed, and to have agreed that no promoter, officer, or director shall be liable to account to this Corporation for any profit or benefit derived by him by reason of such transaction;

(k)           The Corporation shall possess all the powers necessary to conduct said businesses and to carry out the purposes and objects herein expressed, and shall have all the powers now or hereafter expressly conferred upon corporations under the laws of the State of Hawaii, together with such additional and implied powers as may now or hereafter be provided thereby, including, but not limited to, the right to incur debts in excess of its capital stock.

2.             The clauses set forth in this Article II are to be construed both as purposes and powers; and it is hereby expressly provided that the enumeration herein of specific purposes and powers shall not be held to limit or restrict in any manner the general powers of the Corporation.  It is the intention that the purposes, objects, and powers specified in each of the said clauses shall, except as otherwise expressly provided, in no wise be limited or restricted by reference to or inference from the terms of any other clause or paragraph of this article, or of any other article of these Articles of Incorporation.

ARTICLE IV

1.             The amount of authorized capital stock of the Corporation shall be ONE HUNDRED MILLION (100,000,000) shares of common stock, no par value per share, and ONE MILLION (1,000,000) shares of preferred stock, no par value per share.  The Corporation shall have the privilege of subsequent extensions of its capital stock from time to time in the manner provided by law.

2.             No shares of stock shall be sold or transferred except in accordance with the provisions of the by-laws of this Corporation.

3.             All future issues of stock, whether at present authorized or future increases, shall, from time to time, be subject to the sale and disposal by the Board of Directors at such price, to the purchasers, and upon such terms as the Board of Directors shall determine to be in the best interests of the Corporation; and this provision shall apply also to any issue of notes, bonds, debentures, warrants, rights or preferred stock, that shall be hereinafter authorized, which are convertible into common or preferred stock.

4.             The Corporation shall have power from time to time to create an additional class or additional classes of shares of capital stock with such preferences, voting powers, restrictions and qualifications thereof as shall be fixed by the resolution authorizing the issuance thereof.

5.             Anything herein contained to the contrary notwithstanding, the rights of the holders of all classes of stock of the Corporation in respect of dividends shall at all times be subject to the power of the Board of Directors from time to time to set aside such reserves and/or to make such other provision, if any, for working capital and for additions and improvements to its plant, for acquisition of real or personal property for the enlargement of its business, for general expansion of its business, and for any other reserve or reserves for any proper purpose as said Board shall deem to be necessary or advisable.

6.             The name of the initial subscriber for shares, the number of shares subscribed for by such initial subscriber, the subscription price for such shares, and the amount of capital and paid-in-surplus paid in by such initial subscriber, whether in cash, non-cash consideration, or a combination of both, are as follows:

Name of Subscriber	No. of Shares Subscribed	Subscription Price	Amount of Capital Paid- In, In Cash	Amount of Capital Paid In, by Non-Cash Consideration	Amount of Paid-In Surplus Paid In, In Cash	Amount of Paid-In Surplus Paid In, by Non-Cash Consideration
SAKAE TAKAHASHI	68	$340.00	$340.00	NONE	NONE	NONE
YOSHIHARU SATOH	66	330.00	330.00	NONE	NONE	NONE
MINORU UEDA	66	330.00	330.00	NONE	NONE	NONE
	200	$1,000.00	$1,000.00

7.             Pursuant to the authority granted to and vested in the Board of Directors of the Company in accordance with the provisions of its Articles of Incorporation, the Board of Directors hereby creates a series of Preferred Stock, no par value per share, of the Company and hereby states the designation and number of shares, and fixes the relative rights, preferences and limitations thereof as follows:

Section 1.  Designation and Amount.

The shares of such series shall be designated as “Junior Participating Preferred Stock, Series A” (the “Series A Preferred Stock”), and the number of shares constituting the Series A Preferred Stock shall be Five Hundred Thousand (500,000).  Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights, or warrants or upon the conversion of any outstanding securities issued by the Company convertible into Series A Preferred Stock.

Section 2.  Dividends and Distributions.

(A)          Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock of the Company, and of any other junior stock, shall be entitled to receive, when, as, and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September, and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $l.00 or (b) subject to the provision for adjustment hereinafter set forth, one hundred (100) times the aggregate per share amount of all cash dividends, and one hundred (100) times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock.  In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B)           The Company shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $l.00 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C)           Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding on the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date.  Accrued but unpaid dividends shall not bear interest.  Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.  The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

Section 3.  Voting Rights.

The holders of Series A Preferred Stock shall have the following voting rights:

(A)          Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to one hundred (100) votes on all matters submitted to a vote of the stockholders of the Company.  In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B)           Except as otherwise provided herein, in any other Statement of Designation creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Company having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Company.

(C)           Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4.  Certain Restrictions.

(A)          Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Company shall not:

(i)            declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(ii)           declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)          redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock provided that the Company may at any time redeem, purchase or otherwise acquire shares of any junior stock in exchange for shares of any stock of the Company ranking junior (as to dividends and upon dissolution, liquidation or winding up) to the Series A Preferred; or

(iv)          redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B)           The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5.  Reacquired Shares.

Any shares of Series A Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of the Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation of the Company, or in any other Statement of Designation creating a series of Preferred Stock or any similar stock or as otherwise required by law.

Section 6.  Liquidation, Dissolution or Winding Up.

Upon any liquidation, dissolution or winding up of the Company, no distribution shall be made (A) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to one hundred (100) times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (B) to the holders of shares of stock ranking on a party (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratable on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.  In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (A) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7.  Consolidation, Merger, etc.

In case the Company shall enter into any consolidation, merger, combination, or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash, and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to one hundred (100) times the aggregate amount of stock, securities, cash, and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.  In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8.  No Redemption.

The shares of Series A Preferred Stock shall not be redeemable.

Section 9.  Rank.

The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Company’s Preferred Stock.

Section 10.  Amendment.

The Articles of Incorporation of the Company shall not be amended in any manner which would materially alter or change the powers, preferences, or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.

ARTICLE V

l.              There shall be a Board of Directors of not less than five (5) members, who shall be elected at the annual meeting of the stockholders, as, and in the manner prescribed in the By-Laws of the Corporation.  At least one member of the Board of Directors shall be a resident of the State of Hawaii.  The directors shall be elected or appointed and any vacancies at any time occurring shall be filled by the stockholders or the directors or any thereof in such manner and for such terms as the by-laws may prescribe.

Except as otherwise limited by these Articles, By-Laws, or by law, all corporate powers and authority of the Corporation shall be vested in the Board of Directors; however, an Executive Committee may be appointed by the Board of Directors as provided in the By-Laws and during the intervals between meetings of the Board of Directors, the Executive Committee shall possess and may execute any of the powers delegated to it by the Board of Directors.

2.             The officers of the Corporation shall be a president, one or more vice presidents, a secretary, and a treasurer, who shall be elected by the Board of Directors as shall be prescribed by the by-laws.  There may also be as officers of the Corporation a Chairman of the Board, a Chief Executive Officer, secretaries and treasurers.  The officers need not be stockholders, except as may otherwise be provided by the by-laws of the Corporation.  There may also be such other officers and agents as the business of the Corporation may require, who shall be elected or appointed as the by-laws may prescribe.  The same person may hold at the same time two or more offices.

3.             The persons who are the first officers and directors of the Corporation who shall serve until the first annual meeting of the shareholders or until their successors are elected and qualify, are as follows:

YOSHIHARU SATOH	President and Director
Residence Address	616 Ulili Street
Honolulu, Hawaii 968l6

MINORU UEDA	Executive Vice President and Director
Residence Address	2499 Kapiolani Boulevard, Apartment 1701
Honolulu, Hawaii 96826

HAROLD YAMANAKA	Senior Vice President and Secretary
Residence Address	314 Puamamane Street
Honolulu, Hawaii 96821

DONALD KAMEMOTO	Senior Vice President and Treasurer
Residence Address	1480 Akeke Place
Kailua, Hawaii 96734

DANIEL K. INOUYE	Director
Residence Address	469 Ena Road
Honolulu, Hawaii 96815

PAUL DEVENS	Director
Residence Address	5631 Hoihi Place
Honolulu, Hawaii 96821

ALICE F. GUILD	Director
Residence Address	2108 Keeaumoku Street
Honolulu, Hawaii 96834

DENNIS I. HIROTA	Director
Residence Address	1279 Puualoha Street
Kailua, Hawaii 96734

CHARLES H. KIMURA	Director
Residence Address	738 Honua Street
Honolulu, Hawaii 96816

SIDNEY S. KOSASA	Director
Residence Address	820 Onaha Street
Honolulu, Hawaii 96816

EATON MAGOON, JR.	Director
Residence Address	3641 Diamond Head Road
Honolulu, Hawaii 96816

WALLACE Y. MATSUMOTO	Director
Residence Address	3062 Kahaloa Drive
Honolulu, Hawaii 96822

SHINSUKE NAKAMINE	Director
Residence Address	414 Uhini Place
Honolulu, Hawaii 96813

ELTON H. SAKAMOTO	Director
Residence Address	1133 Nehoa Street
Honolulu, Hawaii 96822

SAKAE TAKAHASHI	Director
Residence Address	3828 Old Pali Road
Honolulu, Hawaii 96817

GORDON I. TANIOKA	Director
Residence Address	2904 Oahu Avenue
Honolulu, Hawaii 96822

LESTER B. K. YEE	Director
Residence Address	4145 Papu Circle
Honolulu, Hawaii 968l6

4.             No contract or other transaction between the Corporation and any other corporation or any firm, association or other organization, and no act of the Corporation, shall in any way be affected or invalidated by the fact that any of the directors or officers of the Corporation are parties to such contract or transaction or act or are pecuniarily or otherwise interested in the same or are directors or officers or members of any such corporation or any such firm, association or other corporation; provided that the interest of such director or officer shall be disclosed or shall have been known to the Board of Directors authorizing or approving the same, or to a majority thereof.  Any director of the Corporation who is pecuniarily or otherwise interested in or is a director or officer or member of such other corporation or any other firm, association or other organization, may be counted in determining a quorum of any meeting of the Board of Directors which shall authorize or approve any such contract, transaction or act, and may vote thereon with like force and effect as if he were in no way interested therein.  Neither any director or officer of the Corporation, being so interested in any such contract, transaction, or act of the Corporation which shall be approved by the Board of Directors of the Corporation, nor any corporation, firm, association, or other organization in which such director, or officer may be interested, shall be liable or accountable to the Corporation, or to any stockholder thereof, for any loss incurred by the Corporation pursuant to or by reason of such contract, transaction or act, or for any gain received by any such other party pursuant thereto or by reason thereof.

5.             Any director of the Corporation may vote upon any contract or other transaction between the Corporation and any subsidiary or affiliated corporation, including any corporation which owns all or substantially all of the shares of the capital stock of the Corporation, without regard to the fact that he may also be a director or officer or stockholder of or otherwise interested in or connected with such subsidiary or affiliated corporation; and no contract or other transaction entered into by and between the Corporation and any such subsidiary or affiliated corporation shall be affected or invalidated by the fact that any director or officer of the Corporation may also be a director, officer, or stockholder of or otherwise interested in or connected with such subsidiary or affiliated corporation, or by the fact that said contract or transaction may be entered into by officers of the Corporation or may be authorized or ratified by the vote of the directors who may also be directors, officers, or stockholders of or otherwise interested in or connected with such subsidiary or affiliated corporation.

ARTICLE VI

1.             The Corporation hereby organized shall be a body corporate under the laws of the State of Hawaii, with all rights, powers, privileges and immunities which are now or may hereafter be secured by law to corporations, and shall be subject to all general laws now in effect or hereafter enacted in regard to corporations.

2.             The Corporation shall have succession by its corporate name for a term of perpetual duration and shall have all the powers herein enumerated or implied herefrom, and the powers now or which may hereafter be provided by law for incorporated companies.

ARTICLE VII

Service of legal process may be made upon the Corporation in the manner provided by law.

ARTICLE VIII

SPECIAL VOTING PROVISIONS

1.             Vote Required for Certain Business Combinations.

1.1           Higher Vote for Certain Business Combinations.

In addition to any affirmative vote required by law or these Articles of Incorporation and except as otherwise expressly provided in Section 2 of this Article VIII the affirmative vote of the holders of at least 75% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), voting together as a single class shall be required for any of the following:

(l)            any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (i) any Interested Stockholder (as hereinafter defined) or (ii) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder, or

(2)           any sale, lease, license, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $2,000,000 or more; or

(3)           the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder having an aggregate Fair Market Value of $2,000,000 or more; or

(4)           the adoption of any plan or proposal for the liquidated or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholder, or

(5)           any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder;

The affirmative vote required in this Section 1.1 of Article VIII shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

1.2           Definition of “Business Combination”.

The term “Business Combination” as used in this Article VIII shall mean any transaction which is referred to in any one or more of clauses (l) through (5) of Section 1.1 of this Section 1.

2.             When Higher Vote is Not Required.

The provisions of Section 1 shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and by any other provision of these Articles of Incorporation, if all of the conditions specified in either of the following Sections 2.1 or 2.2 are met:

2.1           Approval by Disinterested Directors.

The Business Combination shall have been approved by a majority of the Disinterested Directors (as hereinafter defined).

2.2           Price and Procedural Requirements.

All of the following conditions shall have been met:

(1)           the aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of the Corporation’s common stock, no par value (“Common Stock”) in such Business Combination shall be at least equal to the higher of the following:

(a)           (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it (i) within the five-year period immediately prior to the first public announcement of the terms of the proposed Business Combination (the “Announcement Date”) or (ii) in the transaction in which it became an Interested Stockholder, whichever is higher; and

(b)           the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (such latter date is referred to in this Article VIII as the “Determination Date”), whichever is higher.

(2)           The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any class of outstanding Voting Stock other than Common Stock shall be at least equal to the highest of the following (it being intended that the requirements of this clause (2) shall be required to be met with respect to every class of outstanding Voting Stock, whether or not the Interested Stockholder has previously acquired any shares of a particular class of Voting Stock):

(a)           (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any shares of such class of Voting Stock acquired by it (i) within the five-year period immediately prior to the Announcement Date or (ii) in the transaction in which it became an Interested Stockholder, whichever is higher;

(b)           the Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher, and

(c)           (if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

(3)           The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of Voting Stock.  If the Interested Stockholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it.  The price determined in accordance with clauses (l) and (2) of this Section 2.2 shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event.

(4)           After such Interested Stockholder has proposed such a Business Combination and prior to the consummation of such Business Combination:  (a) except as approved by a majority of the Disinterested Directors, there shall have been no failure to declare and pay at the regular date therefor any full semi-annual dividends (whether or not cumulative) on the outstanding Preferred Stock of the Corporation; (b) there shall have been (i) no reduction in that semi-annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors, and (ii) an increase in such quarterly rate of dividends paid on such Common Stock as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Disinterested Directors; and (c) such Interested Stockholder shall not have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.

(5)           A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended (or any subsequent provisions replacing such) (hereinafter referred to as the “Act”), and the rules and regulations of the Securities and Exchange Commission thereunder shall be mailed to public stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to the Act).

(6)           The holders of all outstanding shares of Voting Stock not beneficially owned by the Interested Stockholder prior to the consummation of any Business Combination shall be entitled to receive in such Business Combination cash or other consideration for their shares of such Voting Stock in compliance with clauses (l), (2) and (3) of Section 2.2 of Article VIII (provided, however, that the failure of any such holders who are exercising their statutory rights to dissent from such Business Combination and receive payment of the fair value of their shares to exchange their shares in such Business Combination shall not be deemed to have prevented the condition set forth in this clause (6) from being satisfied).

3.             Certain Definitions.

For the purpose of this Article VIII the following shall be deemed to have the meanings specified below:

3.1           The term “person” shall mean any individual, firm, corporation or other entity.

3.2           The term “Interested Stockholder” shall mean any person (other than the Corporation or any Subsidiary) who or which:

(1)           is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the then outstanding Voting Stock; or

(2)           is an Affiliate of the Corporation and at any time within the five-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Voting Stock; or

(3)           is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the five-year period immediately prior to the date in question beneficially owned by an Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended (or any subsequent provisions replacing such).

3.3           A person shall be deemed a “beneficial owner” of any Voting Stock:

(l)            which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

(2)           which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

(3)           which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

3.4           For the purpose of determining whether a person is an Interested Stockholder pursuant to Section 3.2 of Article VIII, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of Section 3.3 of Article VIII but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

3.5           The terms “Affiliate” or “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Act, as in effect on November 1, 1986.

3.6           The term “Subsidiary” shall mean any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in Section 3.2 of Article VIII, the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

3.7           The term “Fair Market Value” shall mean: (l) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the National Association of Securities Dealers, Inc. Automated Quotations System or any similar system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Disinterested Directors in good faith, in each case with respect to any class of such stock, appropriately adjusted for any dividend or distribution in shares of such stock or any subdivision or reclassification of outstanding shares of such stock into a greater number of shares of such stock or any combination or reclassification of outstanding shares of such stock into a smaller number of shares of such stock; and (2) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Disinterested Directors in good faith.

3.8           In the event of any Business Combination in which the Corporation is the survivor, the phrase “consideration other than cash to be received” as used in clauses (l) and (2) of

Section 2.2 of Article VIII shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

3.9           The term “Disinterested Director” shall mean any member of the Board of Directors of the Corporation who is unaffiliated with the Interested Stockholder and who was a member of the Board of Directors prior to the Determination Date, and any successor of a Disinterested Director who is unaffiliated with the Interested Stockholder and is recommended to succeed a Disinterested Director by a majority of the total number of Disinterested Directors then on the Board of Directors.

3.10         References to “highest per share price” shall in each case with respect to any class of stock reflect an appropriate adjustment for any dividend or distribution in shares of such stock or any subdivision or reclassification of outstanding shares of such stock into a greater number of shares of such stock or any combination or reclassification of outstanding shares of such stock into a smaller number of shares of such stock.

4.             Powers of the Board of Directors.

A majority of the Board of Directors of the Corporation shall have the power and duty to determine for the purpose of this Article VIII, on the basis of information known to them after reasonable inquiry, whether a person is an Interested Stockholder.  Once the Board of Directors has made a determination, pursuant to the preceding sentence, that a person is an Interested Stockholder, a majority of the total number of Directors of the Corporation who would qualify as Disinterested Directors shall have the power and duty to interpret all of the terms and provisions of this Article VIII, and to determine on the basis of information known to them after reasonable inquiry all facts necessary to ascertain compliance with this Article VIII, including, without limitation, (A) the number of shares of Voting Stock beneficially owned by any person, (B) whether a person is an Affiliate or Associate of another, (C) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $2,000,000 or more and (D) whether all of the applicable conditions set forth in Section 2.2 of this Article VIII have been met with respect to any Business Combination.  Any determination pursuant to this Section 4 made in good faith shall be binding and conclusive on all parties.

5.             No Effect on Fiduciary Obligations of Interested Stockholders.

Nothing contained in this Article VIII shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

6.             Amendment, Repeal, Etc.

Notwithstanding any other provisions of these Articles of Incorporation or the by-laws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation or the by-laws of the Corporation), the affirmative vote of the holders of 75% or more of the outstanding Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article VIII.

ARTICLE IX

1.             To the fullest extent permitted by the Hawaii Business Corporation Act, including, without limitation, Hawaii Revised Statutes, Section 414-222, as the Hawaii Business Corporation Act now exists or hereafter may be amended (but, in the case of any such amendment, if permitted by law, only to the extent that such amendment permits the Corporation to provide a broader limitation on monetary liability than permitted before that amendment), no director of the

Corporation shall be liable to the Corporation or its stockholders for monetary damages for any action taken, or any failure to take any action, as a director.

2.             Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing at the time of that repeal or modification.